November 28, 2012

Joe Williams
Energy Services of America 100 Industrial Lane
Huntington, WV 25702

Re: Engagement of Centrus Group. Inc. to Provide Chief Restructuring Agent Services

Dear Mr. Williams:

This letter confirms the terms and conditions of the engagement by Energy Services of America (the "Client") and Centrus Group, Inc. ("Centrus") to provide Chief Restructuring Agent ("CRA") services in connection with the Client's efforts to develop and implement a restructuring plan for the Client. Services to be provided by the CRA include:

1.	Appointment of Robert Cohen as the CRA.

2.	Duties of the CRA shall include:

a.
Day-to-Day control (with consultation with Client's Chief Executive Officer ("CEO")) of all cash disbursements by the Client, including control of all accounts payable, deposits, disbursements and approval of all expenditures;

b.	Personnel decisions including hiring and termination (with consultation with the CEO);
c.
Regular communications with representatives of the Secured Creditors (the "Secured Creditors") and Client authorizes Centrus to fully discuss the business and financial affairs of Client with the Secured Creditors and provide financial and other information reasonably requested by the Secured Creditors subject only to preservation of any attorney client privileged communications between Client, Centrus and any attorney retained by or acting on behalf of Client;

d.	Communications with the Client's board of directors on a regular basis to inform them board as to matters set forth in Paragraphs 3-9 below.

3.	Centrus shall further assess and evaluate the overall current position of Client, including underlying causes of financial distress, expense structure, operating systems, etc. for the purposes of determining (i) the viability of the Client's business; (ii) the value of the Client's business either as a stand alone operation in a restructuring context, as a sale of the business, or as a wind down of the Client's operations. Client and Centrus agree that the goal is for Centrus to have the initial assessment completed in a time period of approximately sixty (60) days.

4.
Centrus, with Client's existing management, will develop a restructuring plan consistent with the viability assessment performed in accordance with paragraph 3 above, to address the causes of financial distress, including performance measures for the Client's performance to plan. At a minimum the performance measures would include a 13-week cash flow and income statement forecasts.

5.	Centrus will work with existing management on execution of the restructuring plan. Specific activities for the CRA would include:

a.	Negotiation with lenders, trade creditors, shareholders, and other stakeholders, including using a strategy that aims to build a consensus for a successful restructuring;
b.	Coordination with legal and other Client advisers involved in the restructuring process;
c.	Interaction with legal counsel representing creditors or stakeholders;
d.	Activities related to any sale or refinancing of the business, in whole or in part;
e.	Such other restructuring activities as the Client or the CRA believe are necessary or advisable in the way of operational issues and changes.

6.	Monitoring of the restructuring plan, including periodic reporting to management and stakeholders (as agreed with Client) and adjustment of the plan as required.

7.	The CRA will proceed in such a way as to engender cooperation and trust with Client management and employees, as well as stakeholders.

8.
Centrus will, in consultation with the CEO, provide direct access to the CRA to the Secured Creditors. The CRA has the authority to meet privately with the Secured Creditors; and with consultation with the CEO, otherwise provide information, reports, analysis or such other data as may be reasonably requested by the Secured Creditors (other than information protected by any attorney client or similar privilege).

9.	Provide such other operations and financial advisory services as are customary for similar transactions as may be mutually agreed upon by the Client and Centrus.

Robert L. Cohen will be the CRA and services described above will be billed at a rate that will be based upon the actual number of hours incurred at an hourly rate of $375 and will be billed and paid weekly, together with out-of-pocket expenses incurred. Hourly rates are subject to periodic adjustment. Centrus shall receive a $25,000.00 retainer that will be applied against the final invoice provided to the Client. Client shall have approval over CRA's identification of other personnel by Centrus who are to provide services. Furthermore, should this engagement with Centrus be expanded by mutual agreement, in writing, with Client, to include securing alternative financing or ultimate sale of the company or any portion of the company, Centrus will be compensated at the rate of 5% of the gross dollar amount of the established maximum credit or gross sales price in addition to the hourly billing rates noted above.

The CRA shall report directly to the CEO. CRA understands that as part of the Client's anticipated forbearance agreement with the Secured Creditors, subject to any duties the CEO has to Client, CRA and the CEO will have authority over the duties described in paragraphs one (1) through (8) above and Client authorizes CRA to assume such duties in place of Client's current management. In the event the CEO is not available for consultation then any and all consultations may be had with the Chairman of the Board of Directors.

It is agreed that all professional services will be performed on a confidential basis. Any information that Centrus requests of the Client will be for the sole purpose of accomplishing the services as described above, and such information shall be used for no other purposes. Except for disclosure to PNC as may be permitted in this Agreement, such information will be held in confidence and not used, disclosed to others, or in any way used by Centrus for any purposes other than as specifically provided for by the terms of this engagement letter. Centrus will restrict dissemination of any information provided or disclosed to it or to its employees and agents who have an actual need to know, and are informed by Centrus of the confidential nature of the information and the obligations herein. All such information shall remain the sole property of the Client and Centrus shall obtain no right of any kind to any of the information. Upon written notice, Centrus will promptly return all writing, records, documents and copies containing and/or referencing any of the confidential information. The CRA shall have the authority to share appropriate information with other parties consistent with the duties and role of the CRA within the Client Company.

Centrus and any of its partners, employees, agents. Agents, directors, affiliates, subsidiaries, shareholders, successors, heirs or assigns shall not be liable for any loss or damage except such as is a direct result of Centrus' gross negligence or willful misconduct. Except in the case of willful misconduct, Centrus will not be liable for special, incidental, consequential, punitive or exemplary damages or indirect loss or damage, including lost profits or lost savings, whether or not such are foreseeable or Centrus has been advised of the possibility of such damage. Except in the case of willful misconduct, Centrus' liability, if any, under or in relation to this agreement letter and the engagement and services hereunder shall be limited in amount to fees paid from the Company to Centrus for services rendered to the Client Centrus shall not be liable for any actions of any kind taken by the Client or its management prior to the engagement of Centrus.

This agreement may be terminated at any time by written notice from the Client to Centrus or vice versa, provided that, notwithstanding such termination, Centrus will be entitled to any fees and expenses due under the provisions of this agreement letter and the Client shall remain liable for the payment of such fees in accordance with the terms of this engagement letter. The obligations of the parties under the confidentiality, limitation of liability and dispute resolution sections of this agreement letter shall survive the termination of this agreement letter, as well as other sections of this agreement letter that expressly provide that they shall survive any such termination.

In the event of a dispute, each of the parties agrees to submit to binding arbitration to resolve any and all differences and disputes which may arise between them (and their heirs, successors, assigns, employees. Agents, directors, affiliates, subsidiaries, or shareholders) related to this agreement, any other agreement between the parties, or otherwise arising between the parties. Prior to initiating arbitration, the parties shall first meet face-to-face to affect a resolution of the differences. Any differences, which the parties are unable to resolve in said face-to-face meeting, shall be heard and finally settled in Summit County, Ohio, or in any other location mutually agreed upon by the parties, by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall be initiated in the Cleveland, Ohio, office of the American Arbitration Association. Any award entered in any such arbitration shall be final, binding and may be entered and enforced in any court of competent jurisdiction.

Centrus knows of no fact or situation that would represent a conflict of interest for Centrus with regard to the Client.

If you are in agreement with the foregoing terms of our engagement, please sign and date in acknowledgment in the space provided below and return via facsimile and via overnight mail one executed original of this letter.

We appreciate this opportunity to be of assistance to the Client and look forward to working with you in this matter.

Sincerely yours:

CENTRUS GROUP, INC.

/s/ Robert L. Cohen
Robert L. Cohen, Principal

Above Terms Agree to and Accepted:

ENERGY SERVICES OF AMERICA CORPORATION

By:           /s/ Joseph L. Williams

Name: Joseph L. Williams

Date:           November 28, 2012